Exhibit 10.5
July 25, 2008
Personal and Confidential
Mr. Paul Quick
4000 West 110th Street
Leawood, KS 66211
Dear Paul:
Subject to and conditioned upon approval by the Human Resources Committee (the “Committee”) of the Board of Directors of CSS Industries, Inc. (“CSS”), we are pleased to extend an offer of employment to you as President of Paper Magic Group, Inc. (“PMG”). You acknowledge and agree that there are no other valid oral or written agreements relating to the terms and conditions of your employment with PMG as its President. You further represent and covenant to PMG that you are not subject or a party to any employment agreement, non-competition covenant, understanding or restriction which would prohibit or restrict you from executing this letter and performing all duties and responsibilities incidental to the position of President of PMG, other than certain non-disclosure and non-solicitation restrictions specifically set forth in a letter, dated June 4, 2008, to you from your former employer, a copy of which you have provided to us. In serving as President of PMG, we understand and expect that you will not disclose or use any proprietary or confidential information, data, developments or trade secrets belonging to your former employer or any of its subsidiary or affiliated companies, and you agree not to disclose or use any such proprietary or confidential information, data, developments or trade secrets.
1. Contract Term — The term of your employment will be three (3) years, commencing September 8, 2008 and ending September 7, 2011, unless terminated earlier by you or by PMG at any time as provided herein. Thereafter, your employment status with PMG will continue to be that of an employee at-will, subject to termination by either you or PMG at any time.
2. Compensation — Subject to and conditioned upon approval by the Committee, the compensation package for this position will be as follows:
A. Base Salary — A base salary in the gross amount of Three Hundred Thousand Dollars ($300,000) per annum payable at such times as PMG pays its executives. There will be an annual performance review thereafter and you will then be considered for an increase in base salary, commencing April 1, 2009, consistent with the then current PMG policy.
B. Incentive Compensation — For PMG’s current fiscal year ending March 31, 2009, you will continue to be eligible to participate in the Management Incentive Plan (“MIP”). For purposes of calculating your potential 2009 fiscal year incentive compensation, and depending on the extent of achievement of certain individual, PMG and CSS objectives, you will have the potential of earning incentive compensation based upon 80% of your base salary specified in Section 2.A. above, prorated for the remaining portion of the 2009 fiscal year.

Paul Quick
July 25, 2008

For PMG’s subsequent fiscal years, depending on the extent of achievement of certain individual, PMG and CSS objectives, you will have the potential of earning for a full fiscal year period incentive compensation with a target opportunity of up to 80% of your then base salary. The financial target objectives of your potential subsequent fiscal year incentive compensation will be determined based upon the applicable actual full fiscal year financial results of PMG and of CSS.
C. Stock Option Grant — We will recommend that a stock option will be granted to you to acquire 10,000 shares of CSS Common Stock, which recommendation will be provided to the Committee for consideration at the next available date upon which the Committee considers equity grant recommendations after the date upon which you commence employment with PMG. This grant will in all respects be subject to and in accordance with the provisions of the CSS 2004 Equity Compensation Plan, and the terms of the grant letter to be provided to you at the time of the grant.
D. Company Automobile — You will be provided for your use a PMG-owned or leased automobile comparable to the owned or leased automobiles then made available by CSS’ affiliates to President-level officers of such affiliates.
E. Vacation — You will be eligible to accrue four (4) weeks vacation each calendar year, in accordance with the applicable terms of PMG’s then current vacation policy.
3. Benefits Coverage; Relocation -You will be entitled to participate in those PMG benefit programs available to its officer level personnel in accordance with the applicable terms of these programs.
You agree that, as a part of our extension and your acceptance of an offer of employment to you hereunder, you will relocate your primary residence from 4000 West 110th Street, Leawood, Kansas (the “Current Primary Residence”) to the Scranton, Pennsylvania area within three (3) months after the date hereof. Subject to your commencement of employment with PMG, you will be eligible to be reimbursed for expenses incurred on or after the date hereof associated with the relocation of your primary residence to the Scranton, Pennsylvania area in accordance with the applicable terms of the CSS relocation policy, up to a maximum aggregate amount of $150,000 (which amount shall include all amounts, if any, determined by CSS, at its sole discretion, intended to be a “gross up” for certain federal, state and local taxes to which you may be subject as a result of receiving relocation expense benefits under the CSS relocation policy). Further, in addition to the foregoing relocation expense reimbursement, until the earlier of (a) August 1, 2009 or (b) the date upon which you complete the sale of your Current Primary Residence, you will be eligible to be reimbursed for routine, ordinary course expenses approved in advance by us, up to a maximum aggregate monthly amount of $5,425, associated with your ownership of the Current Primary Residence, including without limitation approved mortgage, utility and routine maintenance expenses. We will reimburse you for the foregoing approved Current Primary Residence expenses promptly after you submit to us appropriate documentation relating to such expenses.

Paul Quick
July 25, 2008

4. Employment Status; Severance Payments — Your employment status with PMG is subject to termination by either you or PMG at any time. However, in the event that PMG terminates your employment without cause at any time prior to September 7, 2011, and subject to your compliance with the terms and conditions of this letter agreement, PMG will pay you an amount equal to the greater of (i) one year of your then-current annual base salary (less applicable tax withholdings and payroll deductions) or (ii) an amount equal to your then-current annual base salary (less applicable tax withholdings and payroll deductions) for the period from the effective date of such termination to September 7, 2011, such amount reduced by and to the extent of any earnings and other compensation received by you or accrued for your benefit for your services (whether as an employee or as an independent contractor) during the period commencing on the day following the one year anniversary of your termination. For purposes of this letter agreement, termination “without cause” means termination other than termination resulting from or related to your breach of any of your obligations under this letter agreement, your failure to comply with any lawful directive of PMG’s Chairman and Chief Executive Officer, your failure to comply with CSS’ Code of Ethics, your conviction of a felony or of any moral turpitude crime, or your willful or intentional engagement in conduct injurious to CSS or any of its affiliates.
The foregoing payment obligation is contingent upon (x) receipt by PMG of a valid and fully effective release (in form and substance reasonably satisfactory to PMG) of all claims of any nature which you might have at such time against CSS, its affiliates and their respective officers, directors and agents, excepting therefrom only any payments due to you from PMG pursuant to this Section 4, and (y) your resignation from all positions of any nature which you may then hold with CSS and its affiliates. If you are eligible to receive the foregoing payment, such amount will be paid to you in equal installments, with such installments being paid on the then-applicable paydays for PMG executives, commencing on or about the first such payday following the termination of your employment by PMG without cause and your satisfaction of the conditions specified in the immediately preceding sentence.
Further, if you are eligible to receive the payment set forth in clause (ii) of the first paragraph of this Section 4, you covenant and agree that commencing with the one year anniversary of the date of your termination you will promptly advise PMG in writing on a bi-weekly basis of any earnings and other compensation received by you or accrued for your benefit for your services (whether as an employee or as an independent contractor) during the period commencing on the day following the one year anniversary of your termination.
5. Confidential Information. You recognize and acknowledge that by reason of employment by and service to PMG, you have had and will continue to have access to confidential information of PMG, CSS, and their affiliates, including, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, computer systems and software, packaging, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between or among PMG, CSS and their affiliates and dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with PMG, CSS and such affiliates (“Confidential Information”). You acknowledge that such Confidential Information is a valuable and unique asset of PMG, CSS and/or their affiliates, and covenant that you will not, either during or at any time after your employment with PMG, disclose any such Confidential Information to any person for any reason whatsoever (except as your duties described herein may require) without the prior written consent of the Committee, unless such information is in the public domain through no fault of you or except as may be required by law.

Paul Quick
July 25, 2008

6. Non-Competition. During your employment with PMG, and for a period of one year thereafter, you will not, without the prior written consent of the Committee, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit your name to be used in connection with, any business or enterprise engaged within any portion of the United States or Canada (collectively, the “Territory”) (whether or not such business is physically located within the Territory) that is engaged in the creation, design, manufacture, distribution or sale of any products or services that are the same or of a similar type then manufactured or otherwise provided by PMG, CSS or by any of their affiliates during your employment with PMG (the “Business”). You recognize that you will be involved in the activity of the Business throughout the Territory, and that more limited geographical limitations on this non-competition covenant (and the non-solicitation covenant set forth in Section 7 of this letter agreement) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit your ownership of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Act of 1933, provided that such ownership represents a passive investment and that neither you nor any group of persons including you in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.
7. No Solicitation. During your employment with PMG, and for a period of one year thereafter, you agree not to, either directly or indirectly, (i) call on or solicit with respect to the Business any person, firm, corporation or other entity who or which at the time of termination of your employment with PMG was, or within two years prior thereto had been, a customer of PMG, CSS or any of their affiliates, or (ii) solicit the employment of any person who was employed by PMG, CSS or by any of their affiliates on a full or part-time basis at any time during the course of your employment with PMG, unless prior to such solicitation of employment, such person’s employment with PMG, CSS or any of their affiliates was terminated.
8. Equitable Relief.
A. You acknowledge that the restrictions contained in Sections 5, 6 and 7 of this letter agreement are reasonable and necessary to protect the legitimate interests of PMG, CSS and their affiliates, that PMG would not have entered into this letter agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to PMG, CSS and their affiliates. You represent that your experience and capabilities are such that the restrictions contained in Sections 5 and 6 hereof will not prevent you from obtaining employment or otherwise earning a living at the same general level of economic benefit as is anticipated by this letter agreement. YOU FURTHER REPRESENT AND ACKNOWLEDGE THAT (i) YOU HAVE BEEN ADVISED BY PMG TO CONSULT YOUR OWN LEGAL COUNSEL IN RESPECT OF THIS LETTER AGREEMENT, (ii) THAT YOU HAVE HAD FULL OPPORTUNITY, PRIOR TO EXECUTION OF THIS LETTER AGREEMENT, TO REVIEW THOROUGHLY THIS LETTER AGREEMENT WITH YOUR COUNSEL, AND (iii) YOU HAVE READ AND FULLY UNDERSTAND THE TERMS AND PROVISIONS OF THIS LETTER AGREEMENT.

Paul Quick
July 25, 2008

B. You agree that PMG shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as any other remedies provided by law arising from any violation of Sections 5, 6 and 7 of this letter agreement, which rights shall be cumulative and in addition to any other rights or remedies to which PMG may be entitled. In the event that any of the provisions of Sections 5, 6 and 7 hereof should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.
C. You and PMG irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of Sections 5, 6 and 7 of this letter agreement, including without limitation, any action commenced by PMG for preliminary or permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection to the laying of venue of any such suit, action or proceeding in any such court.
D. You agree that PMG may provide a copy of Sections 5, 6 and 7 of this letter agreement to any business or enterprise (i) which you may directly or indirectly own, manage, operate, finance, join, participate in the ownership, management, operation, financing, control or control of, or (ii) with which you may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which you may use or permit your name to be used.
9. Governing Law. This letter agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.
10. Section 409A of the Code.
A. Interpretation. This letter agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this letter agreement may only be made upon a ‘separation from service’ under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this letter agreement shall be treated as a separate payment and the right to a series of installment payments shall be treated as the right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of payment.

Paul Quick
July 25, 2008

B. Payment Delay. To the maximum extent permitted under section 409A of the Code, the cash severance payments payable under this letter agreement are intended to comply with the ‘short-term deferral exception’ under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the ‘separation pay exception’ under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to the Executive during the six-month period following your termination date that does not qualify within either of the foregoing exceptions and is deemed as deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the ‘Excess Amount.’ If at the time of your termination of employment, you are a ‘specified employee’ (as defined in section 409A of the Code and determined in the sole discretion of CSS (or any successor thereto) in accordance with CSS’s (or any successor thereto) ‘specified employee’ determination policy), then CSS shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six-month period following your ‘separation from service’ with CSS (or any successor thereto) for six months following your ‘separation from service’ with CSS (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to you within thirty (30) days following the date that is six (6) months following the your ‘separation from service’ with CSS (or any successor thereto), and any amount payable to you after the expiration of such six (6) month period under this letter agreement shall continue to be paid to you in accordance with the terms of this letter agreement. If you die during such six-month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of your estate within sixty (60) days after your death, and any amounts not delayed shall be paid to the personal representative of your estate in accordance with the terms of this letter agreement.
C. Reimbursements. All reimbursements provided under this letter agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
Please confirm your understanding of the foregoing provisions by executing the enclosed counterpart of this letter and returning this executed counterpart to me.

Sincerely yours,
/s/ Christopher J. Munyan
Christopher J. Munyan
Chairman and Chief Executive Officer Paper Magic Group, Inc.

Paul Quick
July 25, 2008

The aforementioned is confirmed as of this 28th day of July, 2008:

/s/ Paul Quick
Paul Quick

cc: William G. Kiesling